May 5, 2008                                                                                                                            FOR IMMEDIATE RELEASE

ANGELA BIEVER NAMED RAYMOND JAMES
CHIEF ADMINISTRATIVE OFFICER

    ST. PETERSBURG, Fla. – Raymond James Financial (NYSE-RJF) Chairman and CEO Thomas A. James announced that Angela Biever today joined the firm in the new position of chief administrative officer.
            Biever, who had been a member of the firm’s board of directors since 1997 until resigning earlier this month in anticipation of her move, was most recently vice president of Intel Capital and managing director of Intel Capital’s Consumer Internet Sector. In that role she had worldwide responsibility for Intel Capital’s venture capital investments in consumer-related Internet businesses and technologies. Prior to that, she led Intel’s New Business Initiatives, an internal incubator for the creation of new businesses at Intel.
            Prior to joining Intel in 1999, she held a number of executive titles at several companies including First Data Corporation, American Express, Time Inc. and McKinsey & Company. She earned an MBA from Harvard Business School and a bachelor’s degree in business from Queen’s University in Kingston, Canada.
            In her new role at Raymond James, Biever will be responsible for the firm’s key operational areas including information technology, operations and administration, human resources, legal, and risk management.
    “Witnessing Angela’s performance as a member of our board for more than 10 years and as chairman of the Audit Committee gives me great confidence that she will be an effective, thoughtful member of our senior management team and an excellent chief administrativeofficer,” stated James. “We are fortunate that her understanding of Raymond James, its people and culture has convinced her that she can make a material contribution to our success in a more active management role.”
            James also noted that Biever’s stewardship of the firm’s operational and administrative areas will allow other members of the executive team to focus more directly on continuing to grow the company’s revenue-generating businesses.
    “I feel privileged to have had the opportunity to work with Raymond James and its executive team during my tenure as a board member,” said Biever. “The company has tripled in size and continues to show strong operating performance. It also exhibits the strong values of a hallmark firm by putting clients first. I am thrilled to be part of what I believe is a very bright future.”
    The Company did not make this announcement concurrent with the board resignation in order to allow Biever to appropriately manage her transition from her prior employer.
    Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 4,850 financial advisors serving approximately 1.7 million accounts in more than 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $209 billion, of which $35.4 billion are managed by the firm’s asset management subsidiaries.

For more information, contact Anthea Penrose at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.